UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

Dynamic Applications Corp.
(Exact name of registrant as specified in its charter)

Delaware	333-150652	98-0573566
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Beit Gibor Sport 7 Menachem Begin Street Ramat Gan, Israel	52521
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 011 (9723) 611-6262

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)            On June 9, 2009, Dynamic Applications Corp. (“Dynamic” or the "Company") entered into a management services agreement with Ori Goore, Dynamic’s principal executive officer and director. The agreement is dated as of June 9, 2009.  The term of the agreement is from the commencement of Mr. Goore's services to the Company on March 1, 2009 until ninety days after either the Company or Mr. Goore provide notice of termination (unless a longer period is specified in such notice or upon immediate termination by the Company "for cause").

Mr. Goore’s agreement provides for a monthly salary of approximately $10,000 (35,639 New Israeli Shekels per month plus value added tax), an annual bonus equal to 5% of the annual profits of the Company above $1 million and reimbursement of specified expenses.   Mr. Goore is also entitled to receive restricted common stock of the Company, which will vest in 1,722,900 share increments each 12 month period following the commencement of his employment, during a four year period.  The agreement provides, in the event of a termination after 12 months of service to the Company, Mr. Goore will receive the monthly salary for each year of service including fractions thereof for service for less than the full year.  The agreement also provides for Mr. Goore to receive any unpaid bonus awarded for the year prior to termination. The agreement imposes obligations on Mr. Goore relating to non-competition.

Dynamic expects to file a copy of the agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC APPLICATIONS CORP.

By: /s/ Asher Zwebner
Name: Asher Zwebner
Title: Chief Financial Officer

Date: June 12, 2009